EXHIBIT 4.3

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

AUTHORIZATION FORM

[LOGO]	Computershare Trust Co., Inc.
P.O. Box 43078
Providence, Rhode Island 02940-3078

Within the US, Canada & Puerto Rico: 800 982 7652
Outside the US, Canada & Puerto Rico: 312 360 5235

Facsimile: 312 601 4332
www.computershare.com
__________________________ Name __________________________ Address __________________________ City, State, Zip	For a change of address or to obtain a form, please visit us at www.computershare.com or call us at the above telephone number.

Holder Account Number
_ _ _ _ _ _ _ _ _ _

Use a black pen. Print in CAPITAL letters

inside the grey areas as shown in this example: ABC 123 X

Dividend Reinvestment Plan – Enrollment Form

Please refer to the plan prospectus or brochure before enrolling. (If you do not want to enroll in the plan and you want to receive all your dividends in cash you do not need to complete this form.)

Type of security held for dividends to be reinvested. Please mark all boxes that apply.

         Common          Series A Preferred          Series B Preferred

         Series C Preferred          Series D Preferred

Check one box only. If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed.

         Full Dividend Reinvestment: Please mark this box if you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, including optional cash purchases.

         Partial Dividend Reinvestment by Shares: Please mark this box and specify the number of whole shares on which you wish to have dividends reinvested. The dividends on all remaining shares or any future holdings, including optional cash purchases, will be made in cash. Number of Shares:                     .

         Partial Dividend Reinvestment by Percentage of Shares: Please mark this box and specify the percentage of shares on which you wish to have dividends reinvested. The dividends on the remaining percentage of shares will be paid in cash. Percentage of Shares:     %

         Partial Dividends Paid in Cash: Please mark this box and specify the number of whole shares on which you wish to receive dividend payments in cash. The dividends on all remaining shares or any future holdings, including optional cash purchases, will be reinvested. Number of Shares:                     .

By participating in the plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the plan. I have read and fully understand the terms and conditions of the prospectus or brochure. I further agree that my participation in the plan will continue until I notify Computershare Trust Co., Inc. in writing that I desire to terminate my participation in the plan. Upon providing such notification, I acknowledge that my withdrawal from the plan will be subject to the terms and conditions of the prospectus or brochure that governs the plan.

Enrollment forms will be processed within 5 business days of receipt. Confirmation of enrollment will not be mailed; however, a transaction statement will be mailed once there is activity in your account. If you would like to confirm your enrollment in the plan, please call us at the above referenced telephone number.

To be valid, this form must be signed by all registered shareholders. If you do not sign and return this form, you will continue to receive dividend payments in cash.

Signature 1 – Please keep signature within the box

____________________________________

Signature 2 – Please keep signature within the box

____________________________________

Date (mm/dd/yyyy)

_____________

Daytime Telephone Number

_______________________

Please return completed form to:	Computershare
P.O. Box 43078
Providence, Rhode Island 02940-3078

Privacy Notice

At Computershare, we take privacy seriously. In the course of providing services to you in connection with employee stock purchase plans, dividend reinvestment plans, direct stock purchase plans and/or direct registration services, we receive nonpublic personal information about you. We receive this information through transactions we perform for you, from enrollment forms and through other communications with you. We may also receive information about you by virtue of your transactions with affiliates of Computershare or other parties. This information may include your name, social security number, stock ownership information and other financial information.

With respect both to current and former customers, Computershare does not share nonpublic personal information with any non-affiliated third party except as necessary to process a transaction, service your account or as permitted by law. Our affiliates and outside service providers with whom we share information are legally bound not to disclose the information in any manner, unless permitted by law or other governmental process. We strive to restrict access to your personal information to those employees who need to know the information to provide our services to you. Computershare maintains physical, electronic and procedural safeguards to protect your personal information.

Computershare realizes that you entrust us with confidential personal and financial information and we take that trust very seriously.